Filed Pursuant to Rule 424(b)(5)

Registration No. 333-294792

Prospectus Supplement

(To Prospectus dated April 10, 2026 and

Prospectus Supplements dated April 10, 2026, May 1, 2026 and October 23, 2026)

Up to $18,800,000

Common Stock

This prospectus supplement amends and supplements the information in the prospectus supplement dated April 10, 2026, as further supplemented on May 1, 2026 and October 23, 2026 (collectively, the “Prospectus Supplements”), relating to the offer and sale of shares of Common Stock, $.00001 par value per share (“Common Stock”), pursuant to the Sales Agreement (as amended, the “Sales Agreement”) with Needham & Company, LLC dated November 4, 2025. On October 28, 2026, we entered into an amendment to the Sales Agreement to add Clear Street LLC as a Sales Agent under the Sales Agreement. Accordingly, this prospectus supplement is being filed solely to add Clear Street LLC as a Sales Agent.

This prospectus supplement should be read in conjunction with the Prospectus Supplements, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in Prospectus Supplements. This prospectus supplement is not complete without and may only be delivered or utilized in connection with, Prospectus Supplements, the accompanying base prospectus, and any future amendments or supplements thereto.

Our common stock is listed on the Nasdaq Capital Market under the symbol “XXII.” The closing price of our common stock on October 27, 2026 was $0.105 per share.

Investing in our shares of our Common Stock involves a high degree of risk and uncertainty. See “Risk Factors” beginning on page S-6 of Prospectus Supplement dated April 10, 2026 and the other documents that are incorporated by reference in Prospectus Supplements and the accompanying base prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Needham & Company	Clear Street

The date of this prospectus supplement is October 28, 2026